Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE REPORTS FIRST-QUARTER 2007 RESULTS
• Net Sales and Income Increase Year-over-Year
• Company Reaffirms Full-Year 2007 Earnings Outlook of $0.45 to $0.55 Per Diluted Share
WARREN, Ohio — May 4, 2007 — Stoneridge, Inc. (NYSE: SRI) today announced net sales of $185.0 million and net income of $4.9 million, or $0.21 per diluted share, for the first quarter ended March 31, 2007.
Net sales increased $5.4 million, or 3 percent, to $185.0 million, compared with $179.6 million for the first quarter of 2006. The increase in sales was primarily due to the impact of foreign currency translation. Sales were favorably impacted by new product launches in the Company’s sensor products business and strong European commercial vehicle sales. Offsetting these favorable impacts were significant declines in North American light vehicle and medium- and heavy-duty truck production. The effect of foreign currency translation increased first-quarter net sales by approximately $5.1 million compared with the same period in 2006.
Net income for the first quarter was $4.9 million, or $0.21 per diluted share, compared with net income of $3.8 million, or $0.16 per diluted share, in the first quarter of 2006. The increase in net income was primarily attributable to lower net interest expense, increased joint venture earnings and a lower effective tax rate.
“We are encouraged by our first-quarter results given the difficult conditions in our North American markets,” said John C. Corey, president and chief executive officer. “We are particularly pleased that our new product launches helped offset the anticipated double-digit production declines in our North American light vehicle and commercial vehicle markets.”
Net cash used by operating activities for the quarter ended March 31, 2007 was $(5.1) million, compared with net cash provided of $6.2 million for the quarter ended April 1, 2006. The decrease of $11.3 million in cash provided by operating activities was primarily due to unfavorable accounts payable variances relative to the previous year. The Company’s 2007 first-quarter accounts payable balance was consistent with the prior year’s first-quarter level. However, the year-end 2006 figure was considerably higher than the year-end 2005 figure, resulting in a cash outflow during the first quarter of 2007 compared with the substantial cash inflow during the first quarter of 2006.
Outlook
“Based on the current industry outlook, our expectation for full-year 2007 earnings of $0.45 to $0.55 per diluted share remains unchanged,” Corey said. “The anticipated decline in 2007 North American light vehicle and commercial vehicle production is materializing and our organization remains focused on effectively managing our business to minimize the effect of these declines.”
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2007 first-quarter results can be accessed at 11 a.m. Eastern time on Friday May 4, 2007, at www.stoneridge.com, which will also offer a webcast replay.
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About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2006 were approximately $709 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443
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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	Three Months Ended
	March 31,	April 1,
	2007	2006

Net Sales	$185,028	$179,634

Costs and Expenses:
Cost of goods sold	142,181	138,942
Selling, general and administrative	33,173	31,819
Gain on sale of property, plant and equipment, net	(35)	(1,489)

Operating Income	9,709	10,362

Interest expense, net	5,484	5,919
Equity in earnings of investees	(2,120)	(1,416)
Other loss, net	288	7

Income Before Income Taxes	6,057	5,852

Provision for income taxes	1,187	2,085

Net Income	$4,870	$3,767

Basic net income per share	$0.21	$0.17

Basic weighted average shares outstanding	22,990	22,766

Diluted net income per share	$0.21	$0.16

Diluted weighted average shares outstanding	23,403	22,884

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STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Current Assets:
Cash and cash equivalents	$54,267	$65,882
Accounts receivable, less allowances for doubtful accounts of $6,069 and $5,243, respectively	119,838	106,985
Inventories, net	60,200	58,521
Prepaid expenses and other	15,855	13,448
Deferred income taxes	8,177	9,196

Total current assets	258,337	254,032

Long-Term Assets:
Property, plant and equipment, net	114,043	114,586
Other Assets:
Goodwill	65,176	65,176
Investments and other, net	33,005	30,875
Deferred income taxes	37,734	37,138

Total long-term assets	249,958	247,775

Total Assets	$508,295	$501,807

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$66,621	$72,493
Accrued expenses and other	50,860	45,624

Total current liabilities	117,481	118,117

Long-Term Liabilities:
Long-term debt	200,000	200,000
Deferred income taxes	1,883	1,923
Other liabilities	3,557	3,145

Total long-term liabilities	205,440	205,068

Shareholders’ Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	—	—
Common Shares, without par value, authorized 60,000 shares, issued 24,483 and 23,990 shares and outstanding 24,280 and 23,804 shares, respectively, with no stated value	—	—
Additional paid-in capital	151,102	150,078
Common Shares held in treasury, 203 and 186 shares, respectively, at cost	(277)	(151)
Retained earnings	26,591	21,701
Accumulated other comprehensive income	7,958	6,994

Total shareholders’ equity	185,374	178,622

Total Liabilities and Shareholders’ Equity	$508,295	$501,807

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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(unaudited)
	Three Months Ended
	March 31,	April 1,
	2007	2006
OPERATING ACTIVITIES:
Net cash provided by (used for) operating activities	$(5,056)	$6,221

INVESTING ACTIVITIES:
Capital expenditures	(6,807)	(6,563)
Proceeds from sale of property, plant and equipment	35	2,266
Business acquisitions and other	—	(1,034)

Net cash used for investing activities	(6,772)	(5,331)

FINANCING ACTIVITIES:
Repayments of long-term debt	—	(44)
Share-based compensation activity, net	355	(69)
Other financing costs	—	(150)

Net cash provided by (used for) financing activities	355	(263)

Effect of exchange rate changes on cash and cash equivalents	(142)	363

Net change in cash and cash equivalents	(11,615)	990

Cash and cash equivalents at beginning of period	65,882	40,784

Cash and cash equivalents at end of period	$54,267	$41,774

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